Exhibit 5.1

DLA Piper LLP (US) 401 Congress Avenue, Suite 2500 Austin, Texas 78701-3799 www.dlapiper.com T 512.457.7000 F 512.457.7001

March 6, 2014

Q2Holdings, Inc.
13785 Research Blvd, Suite 150

Austin, Texas 78750

Re: Registration Statement on Form S-1 (File No. 333- 193911)

Ladies and Gentlemen:

We have acted as counsel to Q2Holdings, Inc., a Delaware corporation (the “Company”) in connection with the proposed issuance and sale of those certain shares of the Company’s newly issued common stock, $0.0001 par value per share (including shares issuable upon exercise of an option granted to the underwriters by the Company) (the “Company Shares”), and those certain additional shares of the Company’s common stock, $0.0001 par value per share (including shares issuable upon exercise of an option granted to the underwriters by certain selling stockholders) (the “Stockholder Shares” and together with the Company Shares, the “Shares”) held by certain selling stockholders (the “Selling Stockholders”), as set forth in the Company’s registration statement (Registration No. 333-193911) on Form S-1 (as amended and supplemented from time to time, the “Registration Statement”) initially filed with the Securities and Exchange Commission on January 30, 2014 under the Securities Act of 1933, as amended (the “Act”).  We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Company, the Selling Stockholders and the underwriters (the “Underwriting Agreement”).

This opinion is being furnished in accordance with the registration requirements of Item 16(a) of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

As the basis for the opinions hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Registration Statement; (b) the Third Amended and Restated Certificate of Incorporation of the Company; (c) the Bylaws of the Company; (d) certain resolutions of the Board of Directors of the Company; and (e) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware General Corporation Law, and regulations as we have deemed necessary or advisable for the purposes of this opinion. We have not independently verified any factual matter relating to this opinion.

We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

On the basis of the foregoing, we are of the opinion, that (1) the Company Shares, when such Shares are issued, sold and delivered in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable, and (2) the Stockholder Shares have been validly issued and are fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving our consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)